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                                                                    EXHIBIT 10.3

May 14, 2002

Michael A. Spilsbury
35 Bradcliff Ct
San Rafael, CA 94901

Dear Michael:

It is with great pleasure that I formally extend an offer to you for the position of Senior Vice President of the Product Management Group at eFunds Corporation. In this position you will be reporting directly to Gus Blanchard, CEO. Gus also asked me to pass along his personal assurances that so long as Gus is acting as the CEO of the Company, you will be a member of the Company's Executive Leadership Team.

The specifics of the offer are as follows:

COMPENSATION

In this position, your annual base salary will be $200,000. Your performance, job responsibilities and compensation will be reviewed annually by the Compensation Committee of the Board of Directors, with the first such review occurring in December 2002. You will also be eligible to participate in the eFunds Corporation Employee Incentive Compensation Plan with a target bonus of 50% of earned eligible wages in 2002, based on eFunds financial performance results and other factors described in your notice of participation in the plan. By way of information, payments under the bonus plan can range from 0-200% of the targeted amount, depending on the Company's performance. For 2002, your guaranteed minimum bonus will be 25% of your eligible wages in 2002.

We will recommend to the Compensation Committee that you receive a stock option grant for 40,000 shares of eFunds stock, shortly after you start. Further, we will recommend to the Committee that 15,000 of these initial options be vested and exercisable immediately. The option price of your shares will be determined in accordance with the terms of the Program. For so long as you are an employee of the Company, you will be eligible for additional option grants on an annual basis.
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In addition you are eligible for the following:

      - Change of Control Agreement, see attached for Terms and Conditions.

      -     Executive Transition Agreement, see attached for Terms and
            Conditions.

      - EPerqs program for executives, see attached for Terms and Conditions.

      - An annual executive physical at the Company designated clinic.

      - Relocation assistance will be available to you for up to one year from your start date to assist you in establishing either a primary or secondary residence in Arizona.

BENEFITS

On the first day of the calendar month following your hire date, you will be eligible to participate in a full range of benefits including life, medical, dental, and vision insurance, and the 401(k) plan, all under the terms of the applicable plan documents. Detailed information regarding benefits will be given to you at your initial employee orientation. You will be also eligible for paid holidays based on the company's annual holiday schedule. Additionally, you will be eligible for Paid Time Off. The time is accrued at a rate of 8.34 hours per pay period. This is to be used for vacation and sick time.

EMPLOYMENT

Your employment at eFunds is contingent upon:

      - Signing an Employee Confidentiality Agreement as requested by eFunds.

      - Obtaining satisfactory results of a pre-employment background investigation and drug screen.

This letter does not create a contract of employment between you and eFunds Corporation, and your employment status with eFunds Corporation shall be as an employee-at-will. No promises, representations, or understandings related to your offer of employment shall apply, and the initial terms of your employment with eFunds Corporation are solely those expressed in writing in this letter.

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We will need to hear a response from you by May 17th, 2002, so we can work out a mutually agreed upon start date.

PLEASE SIGN AND RETURN ONE COPY OF THIS LETTER AND CONFIDENTIALITY AGREEMENT IN THE ENCLOSED SELF-ADDRESSED STAMPED ENVELOPE. KEEP THE SECOND COPY OF EACH FOR YOUR RECORDS.

Sincerely,


/s/ Colleen Adstedt

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Sr. Vice President- HR & Administration

cc: Gus Blanchard
      Chairman & CEO

I acknowledge the terms of the offer of employment made to me by eFunds Corporation and agree to become an employee of eFunds Corporation in accordance with those terms.

/s/ Michael Spilsbury                   Date: 5.16.02
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